EXHIBIT 99.1



                                  NEWS RELEASE

                                                   Investor Relations Contacts:
                                Susan Spratlen or Chris Paulsen  (972) 444-9001

                     Pioneer's Oil and Gas Reserves Rise 30%

Dallas, Texas, January 27, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that as of December 31, 2004, its total proved oil and gas reserves were 1.02 billion barrels oil equivalent, or 6.1 trillion cubic feet
(Tcf) natural gas equivalent, including 409 million barrels of crude oil and natural gas liquids and 3.7 Tcf of natural gas. Proved developed reserves account for approximately 65% of total proved reserves. The estimated present value of Pioneer's proved reserves, utilizing a 10% discount rate, was $9.0 billion. The year-end NYMEX equivalent prices utilized to determine proved reserves were $43.33 per barrel of oil and $6.19 per thousand cubic feet of gas.

Netherland, Sewell and Associates, Inc. (NSA), a top oil and gas reserve engineering firm, audited the proved reserves of significant fields that represent approximately 85% of the present value and approximately 88% of the quantity of Pioneer's proved reserves at year-end 2004. NSA also audited the proved reserves of Pioneer's significant fields at year- end 2003.

Pioneer added 303 million barrels oil equivalent (MMBOE) of proved reserves during 2004, replacing 441% of production at a finding and development cost of $10.48 per barrel oil equivalent (BOE). Pioneer acquired 278 MMBOE of proved reserves, primarily in the Rockies through its merger with Evergreen Resources, Inc., and added 39 MMBOE of proved reserves from discoveries and field extensions in the U.S., Argentina, Tunisia and Canada. During 2004, Pioneer also produced 69 MMBOE, sold 1 MMBOE and had downward revisions to prior reserve estimates of 14 MMBOE.

Costs incurred during 2004 totaled $3.2 billion, including $557 million for development and exploration activities, $2.6 billion for acquisitions and $15 million for asset retirement obligations. Of Pioneer's 2004 development and exploration cost incurred, 56% was invested in developing proved undeveloped reserves booked in prior years, and 15% was invested in non-drilling related categories including seismic and other geologic and geophysical activities.

Year-end proved reserves and costs incurred are detailed in the attached supplemental schedule.

For the three years ending in 2004, Pioneer's finding and development cost averaged $8.90 per BOE. Over the three-year period, Pioneer added 519 MMBOE for total costs incurred of $4.6 billion. Three-year average reserve replacement was 311%. For the five years ending in 2004, Pioneer's finding and development cost averaged $8.27 per BOE. Over the five-year period, Pioneer added 678 MMBOE for total costs incurred of $5.6 billion. Five-year average reserve replacement was 269%.

Scott D. Sheffield, Chairman and CEO, stated, "I'm excited about the quality of the reserves we added to our portfolio in 2004 and the potential represented by the opportunities we've generated over the past year. We enter 2005 with an enhanced long-lived asset base in North America, additional opportunities for development drilling, several new fields with significant unrecorded reserve potential awaiting final commercialization decisions and an even stronger foundation for our exploration program. In past years, we've invested heavily in building a broad portfolio of exploration opportunities in each of our focus areas, including the Gulf of Mexico, Alaska, North Africa and West Africa. In 2005, we should begin to realize the benefit of these investments as we step up the level of drilling and test the potential of our more mature prospect inventory."

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.